SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of earliest event reported: February 27, 2007
QLT INC.

(Exact Name of Registrant as Specified in Charter)

British Columbia, Canada	000-17082	N/A
(State or Other Jurisdiction of Incorporation)	Commission File Number)	(I.R.S. Employer Identification No.)
887 Great Northern Way, Vancouver, B.C. Canada, V5T 4T5

(Address of Principal Executive Offices) (Zip Code)
(604) 707-7000

(Registrant’s telephone number, including area code)
Not Applicable

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01   ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
On February 27, 2007, the Board of Directors of QLT Inc., on the recommendation of the Compensation Committee (the “Compensation Committee), approved the 2007 goals relating to QLT’s annual cash incentive bonus plan (the “Plan”) in which the executive officers of QLT are eligible to participate. The Plan provides cash bonuses based on the achievement of goals related to individual and/or corporate performance in 2007. The amount of the cash bonus that executive officers are eligible to receive is based on a predetermined target percentage of base salary and is subject to the achievement of corporate and/or individual goals, as follows:

		Range of Possible
	Target Bonus	Bonus Payment	Weighting Between
	(as a % of	(as a % of	Corporate and
Level	Base Salary)	Base Salary)	Individual Goals

Chief Executive Officer	50	0-100%	100% Corporate
Chief Financial Officer and Senior Vice President, Corporate Development and General Counsel	45	0-90%	80% Corporate/ 20% Individual
Vice Presidents and Senior Vice Presidents who are Executive Officers	35-40%	0-70 or 80%	75% Corporate/ 25% Individual
The individual goals relate to the individual executive officer’s area of responsibility and are designed to facilitate the achievement of QLT’s corporate goals. Executive officers may attain between 0% and 200% of their individual goals, depending on performance. Executive officers may attain between 0% and 200% of a corporate goal, depending on the extent to which the goal is achieved. The following is the nature and relative weighting of the corporate target goals and stretch goals:
•	Build and advance product pipeline and research in QLT’s core area of focus, ocular diseases, and in its additional core area of focus, dermatological diseases: 50%

•	Achieve specified earnings and sales goals: 33%

•	Achieve specified asset divestiture and out-licensing goals: 7%

•	Encourage a high performance corporate culture, retain key employees and recruit key senior research and development employees and advisory board members: 10%.
The Compensation Committee, in its sole discretion, may (a) eliminate, increase or reduce the bonus payable to any participant above or below that which otherwise would be payable under the above payout formula, (b) determine whether or not any bonus will be paid in the event of a participant’s termination of service prior to the end of the performance period and (c) modify the Plan at any time.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QLT INC. (Registrant)
By:	/s/ Cameron Nelson
Cameron Nelson
Chief Financial Officer

Dated: March 5, 2007